Exhibit 99.1

CVR Partners Reports First Quarter 2022 Results
and Announces a Cash Distribution of $2.26

SUGAR LAND, Texas (May 2, 2022) – CVR Partners, LP (“CVR Partners” or the “Partnership”) (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (“UAN”) solution fertilizer products, today announced net income of $94 million, or $8.78 per common unit, on net sales of $223 million for the first quarter of 2022, compared to a net loss of $25 million, or $2.37 per common unit, on net sales of $61 million for the first quarter of 2021. EBITDA was $123 million for the first quarter of 2022, compared to EBITDA of $5 million for the first quarter of 2021.

“CVR Partners achieved strong first quarter results led by robust global industry conditions,” said Mark Pytosh, Chief Executive Officer of CVR Partners’ general partner. “The U.S. spring crop planting season is progressing and a good season will be critical to supporting global food security. We expect industry conditions to remain firm for the remainder of 2022.

“During the first quarter of 2022, we achieved our targeted $95 million in debt reduction by redeeming the remaining $65 million of our 9.25% Senior Secured Notes due 2023,” Pytosh said. “In addition to the debt paydown, we are pleased to have returned $3.43 per common unit to our unitholders through $12.4 million of unit repurchases and a declared cash distribution of $2.26 per common unit for the 2022 first quarter. During the past four quarters, CVR Partners has returned an equivalent value to unitholders of approximately $13.30 per common unit through declared cash distributions and unit repurchases, in addition to the $95 million debt reduction, equating to $8.89 per common unit.”

Consolidated Operations

For the first quarter of 2022, CVR Partners’ average realized gate prices for UAN showed an improvement over the prior year, up 212 percent to $496 per ton, and ammonia was up 252 percent over the prior year to $1,055 per ton. Average realized gate prices for UAN and ammonia were $159 and $300 per ton, respectively, for the first quarter of 2021.

CVR Partners’ fertilizer facilities produced a combined 187,000 tons of ammonia during the first quarter of 2022, of which 52,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 317,000 tons of UAN. In the first quarter of 2021, the fertilizer facilities produced 188,000 tons of ammonia, of which 70,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 272,000 tons of UAN.

Capital Structure

On February 22, 2022, the Partnership redeemed all of the outstanding $65 million in aggregate principal amount of the 9.25% Senior Secured Notes, due June 2023 (the “2023 Notes”), at par and settled accrued interest of approximately $1.1 million through the date of redemption.

On May 6, 2020, the Board, on behalf of the Partnership, authorized a unit repurchase program (the “Unit Repurchase Program”), which was increased on February 22, 2021. The Unit Repurchase Program, as increased, authorized the Partnership to repurchase up to $20 million of the Partnership’s common units. During the three months ended March 31, 2022 and 2021, the Partnership repurchased 111,695 and 24,378 common units, respectively, on the open market in accordance with a repurchase agreement under Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934, as amended, at a cost of $12.4 million and $0.5 million, respectively, exclusive of transaction costs, or an average price of $110.98 and $21.69 per common unit, respectively. As of March 31, 2022, the Partnership, considering all repurchases made since inception of the Unit Repurchase Program, had a nominal amount in authority remaining under the Unit Repurchase Program. This Unit Repurchase Program does not obligate the Partnership to repurchase any common units and may be cancelled or terminated by the Board at any time.

Distributions

CVR Partners also announced that on May 2, 2022, the Board of Directors of its general partner declared a first quarter 2022 cash distribution of $2.26 per common unit, which will be paid on May 23, 2022, to common unitholders of record as of May 13, 2022.

CVR Partners is a variable distribution master limited partnership. As a result, its distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices received for its finished products, maintenance capital expenditures, use of cash and cash reserves deemed necessary or appropriate by the Board.

First Quarter 2022 Earnings Conference Call

CVR Partners previously announced that it will host its first quarter 2022 Earnings Conference Call on Tuesday, May 3, at 11 a.m. Eastern. The Earnings Conference Call may also include discussion of the Partnership’s developments, forward-looking information and other material information about business and financial matters.

The first quarter 2022 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Partners’ website at www.CVRPartners.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/ouqan53a. A repeat of the call also can be accessed for 14 days by dialing (877) 660-6853, conference ID 13728975.

Qualified Notice
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements
This news release contains forward-looking statements. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: global industry conditions, including the firmness thereof; progression of the spring crop planting season; global food security, including the importance of the crop planting season thereon; debt reduction; unitholder returns; ammonia utilization rates; supply constraints; shipments of nitrogen fertilizer; farm economics; nitrogen fertilizer demand; distributions, including the timing, payment and amount (if any) thereof; realized gate prices for ammonia and UAN; ammonia production levels, including volumes upgraded to other fertilizer products such as UAN; purchases under the Unit Repurchase Program (if any), including the timing and cost thereof; approval and completion of brownfield development projects at our plants, including impact thereof on capacity; our evaluation of greenfield development projects and opportunities to reduce our carbon footprint; continued safe and reliable operations; operating performance, finished product pricing, costs and capital expenditures, including management thereof, cash flow, use of cash and reserves; 45Q credits (if any) including the amount, timing and receipt thereof; the expected timing of turnaround projects; natural gas and global energy costs; exports; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) the health and economic effects of the COVID-19 pandemic and any variant thereof, the rate of any economic improvements, impacts of planting season on our business, general economic and business conditions, political disturbances, geopolitical instability and tensions, and associated changes in global trade policies and economic sanctions, including, but not limited to, in connection with Russia’s invasion of Ukraine in February 2022, and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, CVR Partners, LP is a Delaware limited partnership focused on the production, marketing and distribution of nitrogen fertilizer products. It primarily produces urea ammonium nitrate (UAN) and ammonia, which are predominantly used by farmers to improve the yield and quality of their crops. CVR Partners’ Coffeyville, Kansas, nitrogen fertilizer manufacturing facility includes a 1,300 ton-per-day ammonia unit, a 3,000 ton-per-day UAN unit and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen. CVR Partners’ East Dubuque, Illinois, nitrogen fertilizer manufacturing facility includes a 1,075 ton-per-day ammonia unit and a 1,100 ton-per-day UAN unit.

Investors and others should note that CVR Partners may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investor Relations page of its website. CVR Partners may use these channels to distribute material information about the Partnership and to communicate important information about the Partnership, corporate initiatives and other matters. Information that CVR Partners posts on its website could be deemed material; therefore, CVR Partners encourages investors, the media, its customers, business partners and others interested in the Partnership to review the information posted on its website.

For further information, please contact:

Investor Relations:
Richard Roberts
CVR Partners, LP
(281) 207-3205
InvestorRelations@CVRPartners.com

Media Relations:
Brandee Stephens
CVR Partners, LP
(281) 207-3516
MediaRelations@CVRPartners.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

The following are non-GAAP measures we present for the period ended March 31, 2022:

EBITDA - Net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Adjusted EBITDA - EBITDA adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Reconciliation of Net Cash Provided By Operating Activities to EBITDA - Net cash provided by operating activities reduced by (i) interest expense, net, (ii) income tax expense (benefit), (iii) change in working capital, and (iv) other non-cash adjustments.

Available Cash for Distribution - EBITDA for the quarter excluding non-cash income or expense items (if any), for which adjustment is deemed necessary or appropriate by the Board in its sole discretion, less (i) reserves for maintenance capital expenditures, debt service and other contractual obligations, and (ii) reserves for future operating or capital needs (if any), in each case, that the Board deems necessary or appropriate in its sole discretion. Available cash for distribution may be increased by the release of previously established cash reserves, if any, and other excess cash, at the discretion of the Board.

We present these measures because we believe they may help investors, analysts, lenders, and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including, but not limited to, our operating performance as compared to other publicly traded companies in the fertilizer industry, without regard to historical cost basis or financing methods, and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Refer to the “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Factors Affecting Comparability of Our Financial Results

Our historical results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future for the reasons discussed below.

Coffeyville Facility - The next planned turnaround at the Coffeyville Facility is currently expected to commence in the summer of 2022. For the three months ended March 31, 2022, we incurred turnaround expense of $0.1 million related to planning for this turnaround.

East Dubuque Facility - The next planned turnaround at the East Dubuque Facility is currently expected to occur in the summer of 2022. For the three months ended March 31, 2022, we incurred turnaround expense of $0.5 million related to planning for this turnaround.

CVR Partners, LP
(all information in this release is unaudited)

Consolidated Statement of Operations Data

	Three Months Ended March 31,
(in thousands, except per unit data)	2022	2021
Net sales (1)	$222,873	$60,921
Operating costs and expenses:
Cost of materials and other	30,246	17,766
Direct operating expenses (exclusive of depreciation and amortization)	60,318	37,075
Depreciation and amortization	19,465	14,123
Cost of sales	110,029	68,964
Selling, general and administrative expenses	8,744	5,891
Loss on asset disposal	173	72
Operating income (loss)	103,927	(14,006)
Other (expense) income:
Interest expense, net	(10,036)	(15,916)
Other income, net	28	4,557
Income (loss) before income tax expense	93,919	(25,365)
Income tax expense	258	19
Net income (loss)	$93,661	$(25,384)

Basic and diluted earnings (loss) per unit	$8.78	$(2.37)
Distributions declared per unit data	5.24	—

EBITDA*	$123,420	$4,674
Available Cash for Distribution*	23,835	(9,479)

Weighted-average common units outstanding:
Basic and Diluted	10,665	10,695

*See “Non-GAAP Reconciliations” section below for a reconciliation of these amounts.
(1)    Below are the components of net sales:

	Three Months Ended March 31,
(in thousands)	2022	2021
Components of net sales:
Fertilizer sales	$210,841	$52,354
Freight in revenue	9,214	6,114
Other	2,818	2,453
Total net sales	$222,873	$60,921

Selected Balance Sheet Data

(in thousands)	March 31, 2022	December 31, 2021
Cash and cash equivalents	$137,347	$112,516
Working capital	80,533	100,385
Total assets	1,102,701	1,127,058
Total debt, including current portion	546,439	610,642
Total liabilities	735,210	784,860
Total partners’ capital	367,491	342,198

Selected Cash Flow Data

	Three Months Ended March 31,
(in thousands)	2022	2021
Net cash flow provided by (used in):
Operating activities	$166,927	$25,551
Investing activities	(7,899)	(2,994)
Financing activities	(134,197)	(555)
Net increase in cash and cash equivalents	$24,831	$22,002

Capital Expenditures

	Three Months Ended March 31,
(in thousands)	2022	2021
Maintenance	$5,128	$2,459
Growth	521	666
Total capital expenditures	$5,649	$3,125

Key Operating Data

Ammonia Utilization (1)
	Three Months Ended March 31,
(percent of capacity utilization)	2022	2021
Consolidated	88%	88%

(1)Reflects our ammonia utilization rates on a consolidated basis. Utilization is an important measure used by management to assess operational output at each of the Partnership’s facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization for the three months ended March 31, 2022 and 2021 and take into account the impact of our current turnaround cycles on any specific period. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended March 31,
	2022	2021
Consolidated sales (thousand tons):
Ammonia	40	32
UAN	322	239

Consolidated product pricing at gate (dollars per ton): (1)
Ammonia	$1,055	$300
UAN	496	159

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	187	188
Ammonia (net available for sale) (2)	52	70
UAN	317	272

Feedstock:
Petroleum coke used in production (thousand tons)	108	128
Petroleum coke used in production (dollars per ton)	$56.46	$42.91
Natural gas used in production (thousands of MMBtu) (3)	1,761	1,882
Natural gas used in production (dollars per MMBtu) (3)	$5.54	$3.10
Natural gas in cost of materials and other (thousands of MMBtu) (3)	1,528	940
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$5.62	$2.94

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended March 31,
	2022	2021
Ammonia — Southern plains (dollars per ton)	$1,277	$437
Ammonia — Corn belt (dollars per ton)	1,376	497
UAN — Corn belt (dollars per ton)	615	256

Natural gas NYMEX (dollars per MMBtu)	$4.59	$2.72

Q2 2022 Outlook

The table below summarizes our outlook for certain operational statistics and financial information for the second quarter of 2022. See “Forward-Looking Statements” above.

	Q2 2022
	Low	High
Ammonia utilization rates (1)
Consolidated	92%	97%
Coffeyville Facility	95%	100%
East Dubuque Facility	88%	93%

Direct operating expenses (in millions) (2)	$55	$60
Total capital expenditures (in millions) (3)	$12	$17

(1)Ammonia utilization rates exclude the impact of turnarounds.
(2)Direct operating expenses are shown exclusive of depreciation and amortization, turnaround expenses, and impacts of inventory adjustments.
(3)Capital expenditures are disclosed on an accrual basis.

Non-GAAP Reconciliations:

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
(in thousands)	2022		2021
Net income (loss)	$93,661	0	$(25,384)
Interest expense, net	10,036		15,916
Income tax expense	258		19
Depreciation and amortization	19,465		14,123
EBITDA and Adjusted EBITDA	$123,420		$4,674

Reconciliation of Net Cash Provided By Operating Activities to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
(in thousands)	2022	2021
Net cash provided by operating activities	$166,927	$25,551
Non-cash items:
Loss on extinguishment of debt	(628)	—
Share-based compensation	(12,074)	(3,592)
Other	(613)	(1,259)
Adjustments:
Interest expense, net	10,036	15,916
Income tax expense	258	19
Change in assets and liabilities	(40,486)	(31,961)
EBITDA and Adjusted EBITDA	$123,420	$4,674

Reconciliation of EBITDA to Available Cash for Distribution

	Three Months Ended March 31,
(in thousands)	2022	2021
EBITDA	$123,420	$4,674
Current (reserves) adjustments for amounts related to:
Net cash interest expense (excluding capitalized interest)	(9,334)	—
Debt service	(65,000)	(14,996)
Financing fees	(815)	—
Maintenance capital expenditures	(5,128)	(2,459)
Utility pass-through	(675)	—
Common units repurchased	(12,397)	(529)
Other (reserves) releases:
Future turnaround	(6,875)	(1,500)
Previously established cash reserves	—	5,331
Reserve for maintenance capital expenditures	639	—
Available Cash for distribution (1) (2)	$23,835	$(9,479)

Common units outstanding	10,570	10,681

(1)Amount represents the cumulative available cash based on quarter-to-date and year-to-date results. However, available cash for distribution is calculated quarterly, with distributions (if any) being paid in the period following declaration.
(2)The Partnership declared and paid a $5.24 cash distribution related to the fourth quarter of 2021, and declared a cash distribution of $2.26 per common unit related to the first quarter of 2022 to be paid in May 2022.